Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

MultiSensor AI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(1)(2)	457(a)	1,486,210	$3.00	(3)	$4,458,630	$0.00014760	$658.09
		Total Offering Amounts					$4,458,630		$658.09
		Total Fees Previously Paid					-		-
		Total Fee Offsets					-		-
		Net Fee Due							$658.09

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The number of shares of Common Stock being registered includes (i) an aggregate of 1,303,862 shares of Common Stock issued in March 2024 and April 2024 upon the conversion of certain of the financing notes (including shares relating to accrued interest on such financing notes), as inducement shares in connection with such conversion of the financing notes, and upon conversion and cancellation of other promissory notes and (ii) 182,348 shares of Common Stock issued in a private placement in April 2024.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Capital Market on April 12, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common stock, par value $0.0001 per share(1)(2)	28,391,876	$11,757,491	S-1	333-275521	December 19,2023

(1)

Pursuant to Rule 416(a) under the Securities Act, the registrant also registered an indeterminate number of additional shares of Class A Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Includes (i) (x) Common Stock issuable upon the exercise of 506,250 outstanding privately placed warrants (the “Private Placement Warrants”) to purchase Common Stock and (y)8,625,000 outstanding publicly issued warrants (together with the Private Placement Warrants, the “SPAC Warrants”), (ii) 3,550,000 shares of Common Stock held by certain registered holders of the registrant, (iii) 8,240,104 shares of Common Stock issued in connection with the Business Combination (as defined in the registration statement to which this exhibit forms a part), (iv) up to 680,500 shares of Common Stock issuable upon conversion of the Financing Notes (as defined in the registration statement to which this exhibit forms a part), (v) up to 2,245,650 shares of Common Stock issuable in lieu of cash interest on the Financing Notes, (vi) up to 506,250 shares of Common Stock issuable upon the exercise of the Private Placement Warrants and (vii) up to 340,250 shares of Common Stock issuable upon the exercise of the Financing Warrants (as defined in the registration statement to which this exhibit forms a part), (viii) 1,380,132 shares of Common Stock reserved for issuance upon the exercise of options to purchase shares of Common Stock, and (ix) 2,317,740 shares of Common Stock reserved for issuance upon the settlement of restricted stock awards.